Exhibit 2.1

CONFIDENTIAL
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 21, 2021

among

LYDALL, INC.,

UNIFRAX HOLDING CO.,

OUTBACK MERGER SUB, INC.

and

UNIFRAX I LLC

TABLE OF CONTENTS

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 21, 2021, among Lydall, Inc., a Delaware corporation (the “Company”), Unifrax Holding Co., a Delaware corporation (“Parent”), Outback Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely with respect to the payment obligations of Parent pursuant to Section 11.04(c), Unifrax I LLC, a Delaware limited liability company (“Unifrax”).

W I T N E S S E T H

WHEREAS, each of the board of directors of the Company (the “Board of Directors”) and the board of directors of Parent and Merger Sub have approved the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective stockholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution of this Agreement, the guarantors party thereto (collectively, the “Guarantor”) has executed and delivered a limited guarantee (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.     Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control with” have correlative meanings.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), act, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, statute or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business” means the business of the Company and its Subsidiaries as of the Closing, including without limitation the business of manufacturing specialty engineered products for the thermal/acoustical and filtration/separation market.

“Business Data” means all confidential or proprietary business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other natural persons and whether in electronic or any other form or medium), in each case that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems of the Company of any of its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.

“Business Systems” means all Software, computer hardware (whether general or special purpose), networks (other than the Internet), interfaces, platforms, servers, peripherals and electronic data processing, information, record keeping, communications, telecommunications and computer systems, including any outsourced systems and processes, in each case that are owned or used by or for the Company or any of its Subsidiaries in the conduct of the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), the American Rescue Plan Act of 2021 (Pub. L. 117-2), and any other similar Applicable Law.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s report on Form 10-Q for the quarterly period ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means March 31, 2021.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on (x) the financial condition, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company and its Subsidiaries to perform their obligations under, or to consummate the transactions contemplated by, this Agreement, excluding, solely in the case of clause (x), any effect resulting directly or indirectly from (i) changes in GAAP or the official interpretation thereof, (ii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, natural disasters, acts of god, demonstrations, public disaster, epidemics, pandemics or other diseases (including COVID-19 and any COVID-19 Measures) including any deterioration or worsening thereof, (vi) the announcement, pendency, or consummation of the transactions contemplated by this Agreement or the announcement of Parent’s plans or intentions with respect to the conduct of the business of the Company following Closing, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries in order to comply with the obligations contained in Section 8.01 or at the written request of Parent or Merger Sub, or (ix) changes in the price and/or trading volume of the shares of Company Common Stock or any other securities of the Company on NYSE or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws and Foreign Investment Laws for the consummation of the Merger, except, with respect to clauses (i), (ii), (iii) and (v), to the extent that such event has had a disproportionate adverse effect on the Company or any of its Subsidiaries relative to other companies operating in the industry or industries in which the Company or any of its Subsidiaries conducts business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.

“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (ii) other compensatory or benefit plan, program, policy, agreement or arrangement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former Company Service Provider, or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation, other than any such plan or agreement that is administered or operated by any Governmental Authority.

“Company Service Provider” means an employee, officer, director or other individual service provider of the Company or any of its Subsidiaries.

“Company Stock Plans” means the Company’s 2003 Stock Incentive Compensation Plan, the Company’s Amended and Restated 2012 Stock Incentive Plan and any inducement share agreements with current or former Company Service Providers.

“Company Stockholder Approval” means adoption of this Agreement by the affirmative vote, at a stockholders’ meeting duly called and held for such purpose, of holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on such matter.

“Competition Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, with respect to the Required Information, that (a) such financial information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company necessary in order to make such financial information, in light of the circumstances under which the statements contained in the financial information are made, not misleading; provided that the availability of financial information of the Business, including any “flash” numbers, prior to the time that the Required Information would become not Compliant for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Information, shall not, by virtue of such availability, render such previously delivered Required Information not Compliant, (b) such financial information is compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1 to be declared effective by the Securities and Exchange Commission on the last day of the Marketing Period by a non-reporting company (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities), and (c) the independent registered public accountants of the Company have consented to or otherwise authorized the use of their audit opinions related to any audited financial information and have confirmed they are prepared to issue customary comfort letters upon the “pricing” of the debt securities included in the Debt Financing and throughout the period ending on the last Business Day of the Marketing Period (subject to the completion by such accountants of customary procedures relating thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19, and all related strains and sequences, including any variants or evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“COVID-19 Measures” shall mean (a) any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants) and (b) the reversal or discontinuation of any of the foregoing.

“COVID-19 Tax Measure” means any Applicable Law enacted or issued by any Governmental Authority with respect to any Tax matter in response to COVID-19 (including the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any administrative authority issued pursuant to such Applicable Law or otherwise issued with respect to any Tax matter in response to the COVID-19 Pandemic (including IRS Notice 2020-65).

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, protection, destruction, or disposal of any personal information or other legally protected Business Data (whether in electronic or any other form or medium) or privacy, security, or security breach notification requirements, in each case applicable to the Company and its Subsidiaries in relation to the conduct of the Business: (i) the Company’s own published or otherwise publicly disclosed rules, policies, and procedures; (ii) all applicable laws (including, if applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679)); (iii) binding industry standards applicable to the industry in which the Business operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which the Company and its Subsidiaries have entered or by which it is otherwise bound.

“Debt Financing Sources” means the entities that are party to the Debt Commitment Letter that have committed to provide or otherwise entered into agreements in connection with all or any part of the Debt Financing, and including the parties to any related joinder agreements, credit agreements or indentures (including the definitive agreements relating thereto), any underwriters, placement agents or initial purchasers in connection with the Debt Financing and their respective successors and assigns, and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, representatives and agents and their respective successors and assigns; provided that none of Parent or any of its Affiliates shall be deemed to be “Debt Financing Sources”.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all Applicable Laws concerning public or worker health or safety (with respect to exposure to Hazardous Substances), pollution, or the protection of the environment or natural resources.

“Equity Financing” means the equity financing contemplated by the executed equity commitment letter, dated as of date hereof (the “Equity Commitment Letter”), pursuant to which the investors party thereto have agreed to make an equity investment in the Parent, subject only to the terms and conditions therein.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who was at any relevant time considered a single employer with the Company or any of its Subsidiaries under Section 4001(b) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

“Excluded Information” shall mean (1) pro forma financial statements; (2) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Debt Financing; (4) “segment” financial information and (5) other information required by Rules 3-05 (with respect to acquisitions by the Company), 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Foreign Investment Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of threatening national security, public order or security of supply.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, arbitral body (public or private), department, court, agency or official, including any political subdivision thereof, or NYSE or any self-regulatory organization.

“Government Contract” means any Contract that is (a) between the Company and a Governmental Authority or (b) is entered into by the Company as a subcontractor (at any tier) to provide supplies or services in connection with a Contract between another Person and a Governmental Authority.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Hazardous Substances” means any substance, material, chemical, pollutant or waste regulated by, or pursuant to which liability or standards of conduct may be imposed under, any Environmental Law, including petroleum products or byproducts, asbestos, radiation, lead, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

“Intellectual Property” means trademarks, service marks, trade names, trade dress, domain names and other indications of origin, and the goodwill associated with the foregoing, mask works, inventions, patents, trade secrets, copyrights, know-how, rights in computer software and code (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights, in each case anywhere in the world.

“International Plan” shall mean each Company Plan (i) primarily for the benefit of any current or former employees, directors or other service providers who perform services outside the United States or (ii) which is subject to laws of a jurisdiction other than the United States.

“Key Employees” means any employees of the Company that hold positions at the level of Vice President or above.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the officers of Parent.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the Business Day on which Parent receives the Required Information that would be applicable if the Closing Date were to occur on the last Business Day of such period (whether or not the Closing Date shall so occur (or be expected to occur) on such Business Day), and during which period (a) such Required Information is and remains Compliant and (b) subject to the last sentence of this definition of “Marketing Period”, nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.01 and Section 9.02 to fail to be satisfied (other than (x) as set forth in the last sentence of this definition and (y) those conditions that by their terms are to be satisfied at the Closing), assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided that (x) none of July 5, 2021, November 24, 2021 and November 26, 2021 shall count as a Business Day for purposes of calculating the Marketing Period (which dates shall be excluded for purposes of, but shall not reset, the period and such period shall not be required to be consecutive to the extent it includes such date), (y) if the Marketing Period shall not have ended on or prior to August 20, 2021, then the Marketing Period shall be deemed not to have commenced until September 7, 2021 and (z) if the Marketing Period shall not have ended on or prior to December 23, 2021, then the Marketing Period shall be deemed not to have commenced until January 3, 2022. If the Company in good faith reasonably believes that it has delivered the Required Information and the Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Information was delivered), in which case the Marketing Period shall be deemed to have commenced on the date of delivery specified in such notice and the Required Information shall be deemed to be Compliant, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within two (2) Business Days after receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered); provided that it is understood and agreed that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered or that the Required Information is Compliant. Notwithstanding anything in this definition to the contrary, (i) the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period (a) the applicable auditor shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the auditor or another independent public accounting firm reasonably acceptable to Parent, (b) the financial statements included in Required Information that are available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement of the Company on Form S-1 for a non-reporting company using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement of the Company on Form S-1 for a non-reporting company using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of such new fifteen (15) consecutive Business Day period or (c) the Company issues a public statement indicating its intent to, or determines that it is required to, restate any historical financial statements of the Company included in Required Information or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until, as applicable, such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, (ii) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is otherwise funded in an amount, when taken together with the Equity Financing, sufficient to satisfy the Required Amount (excluding any revolving facility), taking into account, for the purposes of this clause (ii) only, any amounts (if any) of the Debt Financing funded into escrow and (iii) in no event shall the Marketing Period restart (or cease to continue) if additional financial information constituting Required Information becomes available after the Marketing Period has commenced or has been completed. Notwithstanding the foregoing, clause (b) of the first sentence of this definition shall cease to apply at all times after September 7, 2021.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, which are not currently violated by the use or occupancy of such Real Property or the operation of the business conducted thereon, (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (vii) Liens constituting non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business, (viii) any state of facts which an accurate survey of the Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and which are not currently violated by the use or occupancy of such Real Property or the operation of the business conducted thereon, and (ix) Liens disclosed on Section 1.01 of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Redacted Fee Letter” means a fee letter from a Debt Financing Source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such Debt Financing Source.

“Refinancing Debt” means all existing third-party indebtedness for borrowed money of the Company and its Subsidiaries under that certain Credit Agreement, dated as of April 26, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified or extended from time to time), by and among the Company, the guarantors identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants, representatives and other advisors of such Person, acting on such Person’s behalf.

“Required Information” means (i) the Financial Statements (which Parent hereby acknowledges have been received by it), (ii) solely if the Closing Date shall not have occurred on or prior to August 12, 2021, the unaudited consolidated financial statements of the Company consisting of condensed consolidated balance sheets and related condensed consolidated statements of operations, condensed consolidated statements of comprehensive income (loss) and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended June 30, 2021, reviewed by the Company’s public accountants as provided in AS Section 4105, Reviews of Interim Financial Information, (iii) solely if the Closing Date shall not have occurred on or prior to November 15, 2021, the unaudited consolidated financial statements of the Company consisting of condensed consolidated balance sheets and related condensed consolidated statements of operations, condensed consolidated statements of comprehensive income (loss) and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended September 30, 2021, reviewed by the Company’s public accountants as provided in AS Section 4105, Reviews of Interim Financial Information, (iv) solely if the Closing Date shall not have occurred on or prior to February 14, 2022, audited consolidated financial statements of the Company consisting of the audited consolidated balance sheets and related consolidated statements of operations, consolidated statements of comprehensive (loss) income and consolidated statements of cash flows as of the fiscal year ended December 31, 2021, (v) solely if the Closing Date shall not have occurred on or prior to May 16, 2022, the unaudited consolidated financial statements of the Company consisting of condensed consolidated balance sheets and related condensed consolidated statements of operations, condensed consolidated statements of comprehensive income (loss) and condensed consolidated statements of cash flows for the fiscal quarter (or year to date period through the end of such fiscal quarter) (and the corresponding period in the prior fiscal year) ended March 31, 2022, reviewed by the Company’s public accountants as provided in AS Section 4105, Reviews of Interim Financial Information, (vi) to the extent reasonably requested by the Parent, historical financial information and other information relating to the Company reasonably necessary to permit the Parent to prepare a pro forma consolidated balance sheet and related pro forma statements of operations of the Parent, solely as of and for the twelve (12) month period ending on the last day of the applicable fiscal year or quarter (as applicable) referred to in the preceding clause (i), (ii), (iii), (iv) or (v) (as applicable) that is the basis for the commencement of the Marketing Period, and solely the interim year-to-date period ending on the last day of such fiscal year or quarter (as applicable) referred to in the preceding clause (i), (ii), (iii), (iv) or (v) (as applicable) that is the basis for the commencement of the Marketing Period (it being understood that the Parent shall be responsible for, and Required Information shall not include, (x) the information relating to the proposed debt and equity capitalization of the Parent and its Subsidiaries after the Effective Date or (y) any assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of the Parent, or any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be made in such pro forma financial statements) and (vi) to the extent reasonably requested by the Parent, financial and other information regarding the Company (solely as of the end of the applicable fiscal year or quarter (as applicable) referred to in the preceding clause (i), (ii), (iii), (iv) or (v) (as applicable) that is the basis for the commencement of the Marketing Period) of the type required in a registered offering pursuant to Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or information that would be required by Item 10, Item 402 or Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34- 54302A and IC-27444A and other customary exceptions in Rule 144A-for-life exempt offerings of nonconvertible high-yield unsecured debt securities) that are customarily included in offering memoranda for offerings pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions) or that would be necessary for the Company’s independent auditors to provide customary (for high yield debt securities) “comfort” (including “negative assurance” and “change period” comfort) with respect to such financial statements and other financial information to be included in such offering memoranda with respect to such period referred to above. For all purposes of this Agreement, including for purposes of the commencement of the Marketing Period, “Required Information” shall be deemed (but shall not be required to be) delivered through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to the applicable fiscal year or fiscal quarter. Notwithstanding the foregoing, under no circumstances shall the Required Information include (or be deemed to include) any Excluded Information.

“Reverse Termination Fee” means an amount equal to $91,700,000.

“Sanctioned Country” means any country or region that is (or the government of which is) the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any and all domestic or foreign, federal, state, or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind that are in the nature of a tax, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment or unemployment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes (real, personal, abandoned, or unclaimed), windfall profits taxes, alternative or add-on minimum taxes, and customs duties, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return” means any report, return, document, declaration, form, claim for refund, election, document, statement or other information or filing filed or required to be supplied to any Taxing Authority with respect to Taxes, including any schedules or related or supporting information, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, form, claim for refund, election, document, statement or other information or filing, and including any amendment thereof or supplement thereto.

“Taxing Authority” means any Governmental Authority responsible for or otherwise having jurisdiction with respect to the imposition, collection, assessment, or regulation of any Tax or Tax Return.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Title IV Plan” means any Company Plan (other than any Multiemployer Plan) that is or was subject to Title IV of ERISA or Section 412 of the Code.

“Trade Control Laws” means any Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2021 Bonus Plan	7.03(c)
Acceptable Confidentiality Agreement	6.04(b)
Adverse Recommendation Change	6.04(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.04(a)
Antitrust Division	8.01(b)
Board of Directors	Recitals
Business Intellectual Property	4.15(a)
CBA	4.20(a)(vi)
Certificate of Merger	2.01(c)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Collection Costs	11.04(b)
Commitment Letters	5.08
Company	Preamble
Company Common Stock	4.05(a)
Company Option	2.05
Company Preferred Stock	4.05(a)
Company PSA	2.05
Company Recommendation	4.02(b)
Company RSA	2.05
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03(b)
Continuing Employee	7.03(a)
D&O Insurance	7.02(d)
Debt Commitment Letter	5.08
Debt Financing	5.08
e-mail	11.01
Earned Bonuses	7.03(c)

Term	Section
Effective Time	2.01(c)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Equity Commitment Letter	1.01(a)
Exchange Agent	2.03(a)
Exercise Period	2.05
Financing	5.08
FTC	8.01(b)
Guarantee	Recitals
Guarantor	Recitals
Incentive Stock Options	2.05
Indemnified Person	7.02(a)
Interest	11.04(b)
Intervening Event	6.04(f)(ii)
Leased Real Property	4.14(b)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble
Owned Real Property	4.14(b)
Parent	Preamble
Parent Plans	7.03(b)
Parent Related Parties	11.04(e)
Proceeding	4.13
Proxy Statement	4.09
Real Property	4.14(b)
Real Property Lease	4.14(b)
Required Amount	5.07
Solvent	5.12
Superior Proposal	6.04(f)(i)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Uncertificated Shares	2.03(a)
Unifrax	Preamble

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (i) publicly available on the SEC EDGAR database prior to the date of this Agreement or (ii) uploaded prior to 12:00 PM eastern time on June 20, 2021 in the “Project Sage” dataroom hosted on Intralinks.

Article 2

The Merger

Section 2.01.      The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)          Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than five (5) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”). Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than such conditions that by their terms or nature are to be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day as may be specified by Parent on no less than two Business Days’ prior notice to the Company and (b) one Business Day following the final day of the Marketing Period.

(c)          Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger).

(d)          From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.02.      Conversion of Shares. (a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $62.10 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)          Each share of Company Common Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)          Each share of Company Common Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and shall thereafter be converted into such number of common shares of the Surviving Corporation such that each such Person owns the same percentage of the outstanding shares of capital stock in the Surviving Corporation immediately following the Effective Time as such Person owned in the Company immediately prior to the Effective Time.

(d)          Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.      Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to the Company and Parent. As promptly as practicable after the Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable after the Effective Time (but no later than two Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)          Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal in customary form reasonably acceptable to Parent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Company Common Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)          Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon.

Section 2.04.      Dissenting Shares. Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05.      Treatment of Equity Awards. (a) At the Effective Time, each award of, or with respect to, Company Common Stock that is subject to vesting or other forfeiture conditions (including any restricted stock unit awards but other than a Company Option) (each, a “Company RSA”) that is outstanding and unvested under a Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company RSA, become fully vested and shall be automatically canceled and converted into the right of the holder thereof to receive a cash payment, without interest, in an amount equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock underlying such Company RSA (and then adding, if applicable, the value of any dividends accrued with respect to such Company RSA as of the Effective Time). With respect to each Company RSA for which the number of shares of Company Common Stock deliverable under such award is determined based on the satisfaction of performance conditions (each, a “Company PSA”), such performance conditions shall be deemed to have been earned at the greater of (A) the target amount under the terms of the award agreement relating to such award and (B) the amount reasonably projected to be earned under the terms of the award agreement based on performance achievement through the Effective Time.

(b)           At the Effective Time, each option to purchase Company Common Stock granted under any Company Stock Plan, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time (each, a “Company Option”) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Option, become fully vested and shall be automatically canceled and converted into the right of the holder thereof to receive a cash payment, without interest, in an amount equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock issuable in respect of such fully vested Company Option as of immediately prior to the Effective Time. For the avoidance of doubt, each Company Option that has a per share exercise price that is equal to or greater than the Merger Consideration shall automatically be forfeited and canceled without consideration, effective as of the Effective Time.

(c)           With respect to Company Options that were intended to qualify as “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the Code and Treasury Regulations thereunder, at least ten (10) Business Days prior to the Closing, the Company shall without any action on the part of the holder of such Incentive Stock Option, fully vest such Incentive Stock Options and each holder of Incentive Stock Options shall be provided with written notice that such holder shall, during the period beginning on the date of such notice and ending on the business day immediately preceding the Closing Date (the “Exercise Period”), have the right to exercise such Incentive Stock Option by providing the Company with a notice of exercise and a cash amount equal to the applicable exercise price. In the event that a holder of an Incentive Stock Option elects to exercise his or her Incentive Stock Option (or any portion thereof) pursuant to this Section 2.05(c), such Incentive Stock Option (or any portion thereof) shall be deemed to be exercised as of prior to the Closing with such holder receiving in exchange a number of shares of Company Common Stock equal to the number of shares of Company Common Stock underlying the portion of such Incentive Stock Option that such holder elected to exercise immediately prior to the Closing and such shares of Company Common Stock will be treated in accordance with Section 2.02(a). Each Incentive Stock Option (or portion thereof) that is not exercised during the Exercise Period and remains outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.05(b).

(d)           All payments under Section 2.05(a) and Section 2.05(b) in respect of Company RSAs and Company Options, respectively, shall be made at or as soon as practicable after the Effective Time, in accordance with the Company’s or the Surviving Corporation’s ordinary payroll practices, and shall be subject to any required withholding Taxes.

(e)            The Company shall, prior to the Effective Time, take or cause to be taken all actions necessary to effectuate the provisions of this Section 2.05 and to terminate the Company Stock Plans, effective as of the Effective Time, such that, following the Effective Time there shall be no outstanding Company RSAs, Company PSAs or Company Options (whether vested or unvested).

Section 2.06.     Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from the vesting of any Company RSAs or Company PSAs or exercise of Company Options, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08.     Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of the Exchange Agent, Parent, the Surviving Corporation, the Merger Sub, and any other applicable payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.09.     No Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Date will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

Section 2.10.     Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Article 3
The Surviving Corporation

Section 3.01.     Certificate of Incorporation. Subject to Section 7.02(b), the certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.01 shall affect in any way the indemnifications obligations provided for in Section 7.02.

Section 3.02.    Bylaws. Subject to Section 7.02(b), the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnifications obligations provided for in Section 7.02.

Section 3.03.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

Except as disclosed in any Company SEC Document filed before the date of this Agreement (including the exhibits and schedules thereto) or, subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers required to carry on its business as now conducted, and authority necessary to enable the Company to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except for any failure to have such power or authority as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the charter, bylaws or equivalent documents of the Company.

Section 4.02.     Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)           At a meeting duly called and held, the Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) resolved, subject to Section 6.04(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Recommendation”).

Section 4.03.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws or Foreign Investment Laws in the jurisdictions identified in Section 4.03(a) of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Proxy Statement, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of NYSE and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.     Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or equivalent document) of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, note, bond, mortgage, contract, license, or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets (including intangible assets) of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.     Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and 500,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of June 18, 2021, there were outstanding (i) 25,751,224 shares of Company Common Stock, (ii) no shares of Company Preferred Stock, (iii) Company RSAs relating to an aggregate of 258,375 shares of Company Common Stock, (iv) Company PSAs relating to an aggregate of 197,671 and 328,520 shares of Company Common Stock (assuming target and maximum achievement, respectively, of any applicable performance goals), and (v) Company Options to purchase an aggregate of 453,081 shares of Company Common Stock (of which Company Options to purchase an aggregate of 172,366 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Options will be, when issued, duly authorized and validly issued and fully paid and non-assessable. As of June 18, 2021, other than the items listed in (i) - (v) of the second sentence of this Section 4.05(a), there are no issued and outstanding Company Securities.

(b)           As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(c)            Except as set forth in this Section 4.05, and for changes since March 31, 2021 resulting from the vesting of any Company RSAs or Company PSAs or the exercise of Company Options, as of the date hereof there are no issued, reserved for issuance, existing or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or its Subsidiaries convertible or exchangeable into or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company, (iv) stock options, restricted shares, stock appreciation rights, “phantom” stock, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”), or (v) contractual obligations or commitments of any character relating to any Company Securities, including any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(d)           Except as set forth on Section 4.05(d) of the Company Disclosure Schedule, there are no voting trusts, proxies or any other contracts or understandings with respect to the voting of the Company Common Stock or the Company Preferred Stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Company Common Stock or Company Preferred Stock of the Company. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Common Stock or Company Preferred Stock of the Company.

(e)           None of the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.     Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation is set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b)           All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly. As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07.     SEC Filings; Internal Control. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)           As of its filing date, each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

Section 4.08.     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (the “Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate).

Section 4.09.     Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10.     Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement (a) there has not been any Company Material Adverse Effect, and (b) except as set forth on Section 4.10 of the Company Disclosure Schedule or except with respect to actions taken or not taken as reasonably required in connection with COVID-19 Measures, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, and (c) without limiting the generality of the foregoing, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Parent under Section 6.01.

Section 4.11.     No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed and provided for on the face of the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; (d) liabilities or obligations set forth on Section 4.11 of the Company Disclosure Schedule; and (e) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.     Compliance with Laws; Permits.

(a)           The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last three (3) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.

(c)           Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, has, in the last three (3) years made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in material violation of any applicable Anti-Corruption Laws.

(d)           During the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential material violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

Section 4.13.     Litigation. There is, and for the past three (3) years has been, no action, claim, suit, charge, audit, complaint, investigation or proceeding (each a “Proceeding”) pending against, or, to the Knowledge of the Company, threatened by or against, or affecting the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree, writ, or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.     Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets necessary to operate its business, free and clear of all Liens other than Permitted Liens.

(b)           As of the date hereof, Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries for which the Company or its Subsidiaries made gross rental payments to the lessor of at least $2,000,000 in the Company’s 2020 fiscal year (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Real Property represents all of the real property used or intended to be used in, or otherwise held by the business. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has delivered or made available to Parent true and complete copies of all leases, subleases or licenses, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Real Property Lease is valid, binding, enforceable and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received any written notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and, to the Knowledge of the Company, no such order is threatened.

(f)            Except for any Permitted Liens and as set forth in Section 4.14(f) of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge (i) there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in good operating condition sufficient for the operation of the Company’s business and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

Section 4.15.     Intellectual Property.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of Company, all Company Intellectual Property is valid, subsisting and enforceable, (ii) the Company or its Subsidiaries own all right, title and interest in, or has a written license to use, all Intellectual Property that is necessary for the operation of the Business (collectively, the “Business Intellectual Property”) as of the date hereof and as of the Closing, free and clear of all Liens, other than Permitted Liens, and (iii) the Company’s and its Subsidiaries’ respective rights in the Business Intellectual Property shall not be adversely affected by the consummation of the transactions contemplated by this Agreement.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the conduct of the Business as currently conducted by the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate (and, in the past three (3) years, the Company and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated) any valid and enforceable Intellectual Property rights of any Person, and neither the Company nor any of its Subsidiaries have in the past three (3) years received any notices, requests for indemnification or threats from any Third Party related to the foregoing, (ii) there is no claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any valid and enforceable Intellectual Property rights of any Person, (iii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights owned by the Company or its Subsidiaries and (iv) to the Knowledge of the Company, none of the Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or its Subsidiaries, and there are no pending or threatened claims or allegations seeking to challenge the validity, enforceability or ownership of the Company or any of its Subsidiaries’ rights in any material Intellectual Property owned by the Company or its Subsidiaries.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof and the Company and its Subsidiaries have not disclosed any confidential Company Intellectual Property to any Third Party other than pursuant to a written confidentiality agreement (or equivalent professional obligations of confidentiality) pursuant to which such Third Party agrees to protect such confidential information.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries and the conduct of the Business are in compliance with, and have for the past three (3) years been in compliance with, all Data Security Requirements, (ii) to the Knowledge of the Company, in the past three (3) years, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data or other notices received by the Company or any of its Subsidiaries from any Governmental Authorities relating to Data Security Requirements, and (iii) to the Knowledge of the Company, there is no virus, worm, trojan horse or similar disabling code or program in any of the Business Systems.

Section 4.16.     Taxes.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct, and complete.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has timely paid in full to the appropriate Taxing Authority all Taxes due and payable by each of them (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP, and (ii) the Company and each of its Subsidiaries has timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be so withheld and remitted with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under Applicable Law and has and have complied in all material respects with Applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no claim, audit, action, suit, proceeding, examination or investigation now pending or otherwise in process, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return. Except as would not have a Company Material Adverse Effect, no Taxing Authority has asserted by written notice to the Company or its Subsidiaries any deficiency, assessment, adjustment, proposed adjustment, or claim for any Taxes that has not been paid or otherwise resolved in full.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Liens for Taxes upon the assets of the Company and its Subsidiaries except for Permitted Liens.

(e)           The Company and its Subsidiaries have not been granted any currently-effective waiver of any statute of limitations with respect to, or any extension of period for the assessment or collection of, any income or other material Tax (other than any routine extension granted in the ordinary course of business), nor is any request from any Taxing Authority for any such waiver or extension currently outstanding.

(f)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by or is or may be required to file (or be included in) a Tax Return in that jurisdiction. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has, nor has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any country other than its country of incorporation.

(g)           Neither the Company nor any Subsidiary of the Company is or with respect to any period for which the statute of limitations remains open has ever been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of U.S. state or local or non-U.S. Applicable Law).

(h)           Within the past two (2) years, neither the Company nor any Subsidiary of the Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(i)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which was the Company or a Subsidiary of the Company), (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract (other than (x) contracts solely among the Company and its Subsidiaries and (y) customary commercial contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), by operation of Applicable Law, or otherwise, or (iii) is a party to or bound by, nor does it have any obligation under, any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up, or other similar contract or arrangement with any Person (other than pursuant to (x) contracts solely among the Company and its Subsidiaries and (y) the customary provisions of a commercial contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, including but not limited to leases, licenses or credit agreements).

(j)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company (including the Surviving Corporation) nor any Subsidiary of the Company will be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale, open transaction, or other disposition made on or prior to the Closing, (ii) adjustment under Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Applicable Law) or change in method of accounting required or initiated on or before the Closing, (ii) use of an improper method of accounting prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Applicable Law) executed prior to the Closing, or (iv) prepaid amount, advanced amount, or deferred revenue received or accrued on or prior to the Closing.

(k)           The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

Section 4.17.     Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list of each material Company Plan. Copies of such plans and all material amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report on Form 5500, if any.

(b)           No Title IV Plan is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA), and none of the following events has occurred in connection with any Title IV Plan for which any liability or obligation remains outstanding: (i) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation, or (ii) any event described in Section 4062 or 4063 of ERISA, except for such events that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any liability in the last six (6) years (including on account of an ERISA Affiliate) on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any “multiemployer plan” as defined in Section 3(37) of ERISA for which a material liability or obligation remains outstanding, nor does the Company or any of its Subsidiaries reasonably expect to be assessed any additional material liability on account of such withdrawal (including redetermination liability or reallocation liability as described in 29 C.F.R. § 4219.16).

(d)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service, and, to the Company’s Knowledge, no event has occurred or condition exits which could reasonably be expected to adversely affect such qualified status.

(e)           Each Company Plan has been established, funded, maintained and administered in compliance with its terms and Applicable Law, including ERISA and the Code, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred, nor could reasonably expect to incur, any penalty or Tax (whether or not assessed) under Section 4980B, 4980D, 4980H 6721 or 6722 of the Code, except for any such penalties or Taxes that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Company Service Provider to any material payment or material benefit, (ii) accelerate the time of payment, vesting or funding of any material compensation or material benefits, or materially increase the amount payable, other than the accelerated vesting of Company RSAs, Company PSAs and Company Options in accordance with Section 2.04 or (iii) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise Tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(g)          Except as set forth on Section 4.17(g) of the Company Disclosure Schedule, no Company Plan is, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to: (i) a Multiemployer Plan; (ii) Title IV Plan; (iii) a multiple employer plan (as described in Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as set forth on Section 4.17(g)(ii) of the Company Disclosure Schedule, no Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, any post-retirement medical, dental or life insurance benefits to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985) that would reasonably be expected to result in material liability to the Company.

(h)          No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending, or, to the Company’s Knowledge, is threatened against or with respect to, any Company Plan, including before any Governmental Authority, that, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) if an International Benefit Plan is intended to qualify for special tax treatment, it meets all the requirements for such treatment and (ii) each International Benefit Plan required to be registered has been registered and has been maintained in good standing (to the extent required) with applicable regulatory authorities. Except as set forth on Section 4.17(i) of the Company Disclosure Schedule, (A) no International Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (B) no International Benefit Plan has any material unfunded liabilities that are not reflected or reserved against on the Company Balance Sheet, nor are such unfunded liabilities reasonably expected to arise in connection with the transaction contemplated by this Agreement.

(j)           Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Sections 409A and 457A of the Code and applicable guidance thereunder.

(k)          The Company does not have any obligation to “gross-up” or otherwise indemnify any individual for any excise tax or penalty imposed on such individual, including under Sections 4999 or 409A of the Code.

Section 4.18.         Employee and Labor Matters.

(a)          Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, or is currently negotiating in connection with entering into, any CBA, and no employees of the Company or its Subsidiaries are represented by a labor union, works council or other labor organization. To the Company’s Knowledge, as of the date hereof there is, and for the past three (3) years there has been, no labor union organizing activity being conducted with respect to any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company or its Subsidiaries except as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect. In the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Applicable Laws relating to labor, employment and employment practices, including all Applicable Laws relating to terms and conditions of employment, labor relations, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), overtime, worker classification, discrimination, harassment, retaliation, work authorization and immigration, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including with respect to the WARN Act), COVID-19, affirmative action, unemployment insurance, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes. The Company and its Subsidiaries have no material liability for any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees and independent contractors under Applicable Law, Contract or Company policy.

(c)          Neither the Company nor any of its Subsidiaries reasonably expect any material liabilities with respect to any allegations relating to sexual harassment, or other discrimination or retaliation allegations and is not aware of any such allegations relating to officers, directors or employees of the Company or its Subsidiaries, that, if known to the public, would bring the Company or its Subsidiaries into material disrepute.

(d)          To the Company’s Knowledge, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

(e)          The Company and its Subsidiaries do not otherwise have any ongoing material employment-related liability with respect to COVID-19.

Section 4.19.         Environmental Matters. Except as would not be material to the Company and its Subsidiaries taken as a whole, and except as set forth on Section 4.19 of the Company Disclosure Schedule:

(a)          in the last three (3) years (or earlier to the extent unresolved),no written notice, demand, request for information, citation, summons, order, complaint, or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened in writing, against the Company (or, to the Company’s Knowledge, a predecessor thereof) or any Subsidiary, in each case which relate to or arise out of any liability under, or violation by the Company or any of its Subsidiaries of, any Environmental Laws;

(b)          the Company and each of its Subsidiaries have obtained and maintained all permits, licenses, authorizations, certifications, and registrations required under Environmental Laws and necessary for their operations or the occupancy of their Owned Real Property or Leased Real Property to comply with all Environmental Laws and are, and for the past three (3) years have been, in compliance with such permits;

(c)          the operations of the Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all the terms of applicable Environmental Laws; and

(d)          neither the Company nor its Subsidiaries (nor any Person whose liability the Company or its Subsidiaries have assumed, undertaken, or provided an indemnity with respect to), have generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, sold or released, exposed any Person to, or owned or operated any property contaminated by, any Hazardous Substances, in each case so as to give rise to any liabilities pursuant to Environmental Laws.

Section 4.20.         Material Contracts. (a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below (the “Material Contracts”) in this Section 4.20(a) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof:

(i)            any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project contract that is material to the Company and its Subsidiaries, taken as a whole;

(ii)           each contract relating to outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money or any financial guaranty thereof in an amount in excess of $1,000,000, other than (A) contracts among the Company and its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business;

(iii)          any contract (excluding licenses for commercial off-the-shelf computer software and non-exclusive licenses granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) is granted any material license or right to use, or covenant not to sue with respect to, any Intellectual Property of a Third Party or (B) has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Intellectual Property and, in the case of both (A) and (B), which contract is material to the Company and its Subsidiaries, taken as a whole;

(iv)          any agreement for the purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services, in each case, which provides for payments to or by the Company and its Subsidiaries that exceed $2,500,000 annually or $5,000,000 in the aggregate;

(v)           any stockholders, investors rights or registration rights agreement;

(vi)          any collective bargaining agreement or other contract with any labor union, labor organization, or works council (each a “CBA”);

(vii)         any contract that is a settlement, conciliation or similar agreement with any Governmental Authority or Person or pursuant to which the Company or a Subsidiary will have any material outstanding obligation after the date of this Agreement;

(viii)        any other agreement which provides for payments to or by the Company and its Subsidiaries that exceed $2,500,000 individually or $15,000,000 in the aggregate;

(ix)           any contract (i) prohibiting, or purporting to directly limit or restrict the Company’s (or, following the Closing, any of the Company’s Affiliates’) or any of its Subsidiaries’ ability to compete or to conduct its businesses in any geographical area or the type or line of business in which the Company or any of its Subsidiaries is engaged, (ii) providing “most favored nation” or similar provisions where the pricing, discounts or benefits to any customer or other business relation of the Company or any of its Subsidiaries changes based on the pricing, discounts or benefits offered to other customers or business relations, (iii) granting a right of first refusal or right of first offer or similar right for any line of business or assets of the Company or any of its Subsidiaries or (iv) establishing an exclusive sale or purchase or similar obligation with respect to any obligation or geographical area, in each case (i) through (iv), that would be material to the Company and its Subsidiaries taken as a whole;

(x)            any contract (i) granting a material royalty, dividend or similar arrangement based on the revenues or profits of the Company or (ii) with respect to any material partnership, manufacturer, development, joint venture or similar relationship or arrangement that involves a sharing of revenues, profits, losses, costs or liabilities relating to the Company or any of its Subsidiaries;

(xi)           any material Government Contract;

(xii)          any contract related to any completed, pending or future (i) disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business, equity Interests or material portion of assets or properties by the Company or any of its Subsidiaries (other than sales or acquisitions of inventory, supplies, equipment or materials) or (ii) consolidation, recapitalization, reorganization or other business combination with respect to the Company or any of its Subsidiaries; and

(xiii)         any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)          Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (i) each contract set forth in Section 4.20(a) of the Company Disclosure Schedule is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to any such contract, is in violation of any provision thereof.

Section 4.21.          Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.22.          Finders’ Fees. Except for BofA Securities, Inc., there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any brokerage fee, finder’s fee, commission or other similar fee from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Company has made available to Parent a true and complete copy of the BofA Securities, Inc. engagement letter and any other agreement providing for such fees.

Section 4.23.         Opinion of Financial Advisor. The Board of Directors has received the opinion of BofA Securities, Inc., financial advisor to the Company, to the effect that, as of the date of such opinion, and based on and subject to the qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock (other than, as applicable, Parent, Unifrax, Merger Sub, their respective affiliates, including Clearlake Capital Group, L.P. and its affiliates, and any subsidiary of the Company).

Section 4.24.          Antitakeover Statutes. The Company has taken all action necessary to render inapplicable to this Agreement, the Merger or any of the transaction contemplated by this Agreement, the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) as set forth in Section 203 of Delaware Law. Other than Section 203 of Delaware, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Law (each, a “Takeover Statute”) is applicable to the Company, the Merger or any of the transactions contemplated by this Agreement.

Section 4.25.          No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4, none of the Company or any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives or any other Person has made, or is making, any representation or warranty whatsoever to Parent or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or any of its Affiliates or Representatives.

Article 5
Representations and Warranties of Parent

Each of Parent and Merger Sub represent and warrant to the Company that:

Section 5.01.          Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted, except for any failures to be so incorporated, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02.          Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no vote of the stockholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.03.          Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws or Foreign Investment Laws in the jurisdictions identified in Section 4.03(a) of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (d) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.          Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.          Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06.          Litigation. As of the date hereof, there is no action, suit or proceeding pending against or, to the Knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07.          Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee, dated as of the date hereof. The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default on the part of the Guarantor under the Guarantee.

Section 5.08.          Financing. As of the date hereof, Parent has delivered to the Company a true and complete copy of the executed (a) Equity Commitment Letter in respect of the Equity Commitment and (b) debt commitment letter (including all exhibits and schedules thereto) and Redacted Fee Letter (as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 7.05, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), among Parent and the Debt Financing Sources party thereto, pursuant to which Debt Financing Sources have agreed and committed to provide, subject only to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and together with the Equity Financing, the “Financing”), in each case, for purposes of financing the transactions contemplated by this Agreement, the related fees and expenses to be incurred by Parent in connection therewith and for the other purposes set forth in such Commitment Letters. As of the date of this Agreement, (x) the Commitment Letters have not been amended, restated, modified or otherwise waived, and none of the commitments contained in such letter have been withdrawn, terminated, modified or rescinded in any respect; provided that the existence or exercise of any “market flex” provisions contained in the Debt Commitment Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Letter and (y) except as permitted by Section 7.05, no such amendment, restatement, modification, termination, withdrawal or rescission is contemplated by Parent, and to the knowledge of Parent, any other Person, under the Debt Commitment Letter. Parent has fully paid or caused to be paid any and all commitment fees or other fees and expenses required to be paid by it in connection with the Debt Commitment Letter that are payable on or prior to the date hereof, and will pay, after the date hereof, all such fees and expenses as they become due. Assuming the Financing is funded in accordance with the Commitment Letters on the Closing Date, the net proceeds contemplated by the Debt Commitment Letter (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided thereunder), together with the amount of the Equity Financing and any cash, marketable securities, available lines of credit or other sources of immediately available funds, will in the aggregate be sufficient for Parent to pay the aggregate consideration payable under Article 2 (and any repayment, redemption, satisfaction, discharge or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letter (including the Refinancing Debt)) and any other amounts required by this Agreement to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses of Parent (collectively, the “Required Amount”). The Commitment Letters are (x) legal, valid and binding obligations of Parent and, to Parent’s knowledge, each of the other parties thereto, (y) enforceable in accordance with their respective terms against Parent and each of the other parties thereto, subject to the Enforceability Exceptions, and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of (x) Parent or any of its Affiliates or any other Person under the Equity Commitment Letter or (y) Parent or, to the knowledge of Parent, any other Person, under the Debt Commitment Letter. As of the date of this Agreement, subject to the satisfaction of the conditions contained in Section 9.01 and Section 9.02, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Commitment Letters required to be satisfied by it, that the conditions thereof will not otherwise be satisfied on or prior to the Closing Date or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies related to the obligations of Debt Financing Sources and the providers of the Equity Financing to fund the full amount of the Financing are those expressly set forth in the Commitment Letters. As of the date of this Agreement, there are no side letters or other contracts or written arrangements (other than customary engagement and fee credit letters with respect to the offering of debt securities referenced in the Debt Commitment Letter to which Parent or any of its Affiliates is a party directly or indirectly related to the availability or conditionality of all or any portion of the Financing necessary to fund the Required Amount other than as expressly contained in the Commitment Letters and delivered to the Company prior to the execution and delivery of this Agreement. As of the date hereof, Parent has fully paid (or caused to be fully paid) all commitment fees or other fees and expenses which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter and will pay, after the date hereof, all such fees as they come due. Each of Parent and Merger Sub acknowledges and agrees that the availability of the Financing shall not be a condition to the obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby and thereby.

Section 5.09.          Finders’ Fees. Except for Morgan Stanley & Co., whose fees will be paid by Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.10.          Knowledge of Parent. As of the date hereof, Parent has no Knowledge of any facts or circumstances which would cause the representations and warranties of the Company as set forth in Article 4 to fail to be true and correct in all material respects, or which would otherwise reasonably be expected to impede or delay the consummation of the transactions contemplated hereby.

Section 5.11.          Ownership of Common Stock. None of Parent or its Subsidiaries or Affiliates (a) beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Securities or Company Subsidiary Securities or (b) has any rights to acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities except pursuant to this Agreement.

Section 5.12.          Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 5 of this Agreement and (c) after giving effect to the transactions contemplated by this Agreement, including any alternative financing, the payment of the aggregate Merger Consideration and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.13.          Acknowledgment of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, or any of their respective Representatives or Affiliates, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty (including as to the accuracy or completeness of any information provided by the Company to Parent or Merger Sub), whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

Article 6
Covenants of the Company

The Company agrees that:

Section 6.01.          Conduct of the Company. Except (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or contemplated by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule, or (y) as required by Applicable Law, the Company (a) shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice, except in connection with any action taken, or omitted to be taken, in order to comply with any COVID-19 Measures or such action which is otherwise taken, or omitted to be taken, as a necessary response to COVID-19, as determined by the Company in its reasonable discretion (provided that in the case of this clause (a), no action with respect to the matters addressed by any subclause of the following clause (b) shall constitute a breach of clause (a) unless any such action would constitute a breach of such subclause of the following clause (b)) and (b) shall not, and shall not permit any of its Subsidiaries to:

(i)            amend its certificate of incorporation, bylaws or other similar organizational documents, other than in immaterial respects and except as may be required by the rules and regulations of the SEC or NYSE;

(ii)           (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan in effect on the date hereof;

(iii)          (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (1) any shares of Company Common Stock upon the exercise of Company Options or the vesting of Company RSAs or Company PSAs that are outstanding on the date of this Agreement in accordance with their terms or (2) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (B) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Stock Plan in effect on the date hereof;

(iv)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (A) pursuant to any Material Contract set forth on Section 4.20 of the Company Disclosure Schedule or (B) the acquisition of inventory, supplies, or materials in the ordinary course of business;

(v)           sell, lease, license or otherwise transfer any of its material assets (including any Company Intellectual Property), securities, properties, interests or businesses, other than (A) pursuant to any Material Contract set forth on Section 4.20 of the Company Disclosure Schedule, (B) sales of inventory for fair consideration in the ordinary course of business and (C) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business consistent with past practice;

(vi)          other than in connection with actions permitted by Section 6.01(b)(iii), make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business, (B) accounts receivable from customers in the ordinary course of business and (C) loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries);

(vii)         establish, adopt or amend (except as required by Applicable Law) any collective bargaining agreement;

(viii)        incur any indebtedness for borrowed money or guarantees thereof, other than, indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company;

(ix)           amend in any material respect or waive any of its material rights under any Material Contract, or enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract;

(x)            settle any material litigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, other than settlements that (i) do not require monetary payments by the Company or any of its Subsidiaries in excess of $1,000,000 individually or $3,000,000 in the aggregate and (ii) do not involve injunctive relief against the Company or any of its Subsidiaries, admission of guilt or wrongdoing or other restrictions on business activities that could be expected to limit the Company or any of its Subsidiaries in the conduct of their business;

(xi)           except as required under the terms of any Company Plan set forth on Section 4.17(a) of the Company Disclosure Schedule in effect on the date hereof (including, for the avoidance of doubt, any collective bargaining agreement), (A) increase or decrease the compensation or benefits to be paid or provided to any Key Employee, (B) grant or award any bonus or incentive compensation (excluding equity or equity-based incentive compensation) severance payments to any current or former Company Service Provider other than bonus or incentive compensation (excluding equity or equity-based incentive compensation) provided to new hires in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, terminate or materially amend any Company Plan or any benefit or compensation plan or arrangement that would be a Company Plan if in effect on the date hereof, or take any action to accelerate the vesting, funding or timing of payment of any compensation or benefits payable to or to become payable to any current or former Company Service Provider, (D) hire or terminate (without “cause”) the employment of any Key Employee, or (E) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company

(xii)          implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(xiii)         waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Key Employee;

(xiv)         change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(xv)         (i) make, change, revoke, rescind, or otherwise modify any material Tax election, (ii) file any amended or otherwise modify any income or other material Tax Return; (iii) prepare, file, or take any position on any income or other material Tax Return inconsistent with past practice in any material respect; (iv)  adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method, principles, or practices, (v) settle, consent to, or compromise (in whole or in party) any claim, liability, assessment, audit, examination, proceeding, or other litigation related to income or other material Taxes (including, without limitation, by entering into any closing or other settlement agreement with any Taxing Authority); (vi) surrender any right to claim a material Tax refund, offset, or other reduction in liability; (vii) consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment (other than any routine extension granted in the ordinary course of business); (viii) participate in, initiate any discussion with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Taxing Authority with respect to material Taxes; or (ix) fail to pay any income or other material Tax that becomes due and payable(other than any Tax being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP);

(xvi)         convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at the Company Stockholder Meeting other than as expressly permitted or required pursuant to this Agreement

(xvii)        enter into or adopt any “poison pill” or similar stockholder rights plan;

(xviii)       make, or enter into any new commitments to make, any capital expenditures, or acquisitions of real or personal property, that deviate by more than 10% from the annual capital expenditures budget for the Company approved by the Board of Directors and provided to Parent prior to the date hereof; or

(xix)         agree or commit to do any of the foregoing, or announce an intention, enter into an agreement or otherwise make a commitment to do any of the foregoing.

Section 6.02.          Company Stockholder Meeting. The Company shall (a) as soon as reasonably practicable following the date on which the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Stock as of the record date established for, a meeting of holders of the shares of Company Common Stock (the “Company Stockholder Meeting”) to consider and vote upon the adoption of this Agreement and (b) as soon as reasonably practicable following the commencement of the first mailing of the Proxy Statement, and no later than the fortieth (40th) day following the first mailing of the Proxy Statement, pursuant to the foregoing clause (a), convene and hold the Company Stockholder Meeting, provided that the Company may (and if requested by Parent (on no more than two occasions), shall) adjourn or postpone the Company Stockholder Meeting to a later date with Parent’s consent or to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iii) to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (iv) otherwise where required to comply with Applicable Law. Subject to Section 6.04, (A) the Board of Directors shall recommend that the holders of the shares of Company Common Stock adopt this Agreement, (B) the Company shall use its commercially reasonable efforts to obtain the Company Stockholder Approval and (C) the Company shall otherwise comply in all material respects with all legal requirements applicable to the Company Stockholder Meeting.

Section 6.03.          Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, personnel, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (A) or (B). Notwithstanding anything to the contrary, neither Parent nor its Representatives shall be provided access to any offices or properties of the Company or its Subsidiaries to conduct any Phase II environmental audits or other invasive or intrusive sampling of any building materials, indoor or outdoor air, water, soil, sediments or other environmental media.

(b)          All information exchanged pursuant to Section 6.03(a) shall be subject to the confidentiality agreement set forth on Section 6.03(b) of the Company Disclosure Schedule between the Company and Parent (the “Confidentiality Agreement”).

Section 6.04.     No Solicitation; Other Offers.

(a)            No-Shop. Subject to the remainder of this Section 6.04, from the execution of this Agreement until the earlier of receipt of the Company Stockholder Approval and the termination of this Agreement in accordance with the terms of Article 10, the Company shall not and shall cause its Subsidiaries and each of its or their respective Representatives, officers, directors and financial advisors, and shall use reasonable best efforts to cause each of its or their respective other Representatives not to (i) solicit or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) initiate, solicit, facilitate, participate, engage with, enter into or knowingly encourage any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or grant or afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal or any inquiry, proposal or request that could reasonably be expected to lead to an Acquisition Proposal, (iii) (A) fail to make, withdraw, withhold, qualify or modify in a manner adverse to Parent, or propose publicly to withdraw, withhold, qualify or modify the Company Recommendation (or recommend an Acquisition Proposal), (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, or otherwise declare advisable, any Acquisition Proposal or proposal that would reasonably be excepted to lead to an Acquisition Proposal, (C) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within five (5) Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or take any public position in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company’s board of directors, or (E) fail to include the recommendation of the Company’s board of directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or amendment or release under any standstill or confidentiality agreement; provided that the foregoing clause (iv) shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release of any standstill provision contained in a standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, in each case solely to the extent the Board of Directors determines, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, (vi) allow, authorize or cause the Company or any of its Subsidiaries to enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other Contract providing for or relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, agreement or Contract, an “Alternative Acquisition Agreement”) or announce the intention to do so or (vii) resolve, propose or agree to do any of the foregoing.

(b)            Exceptions. Notwithstanding anything contained in this Agreement to the contrary but subject to compliance with the rest of this Section 6.04, at any time prior to receipt of the Company Stockholder Approval, in the event the Company receives an unsolicited Acquisition Proposal which did not result from a breach of this Section 6.04:

(i)            if the Board of Directors determines, after consultation with its outside legal counsel and financial advisors, that (1) a bona fide unsolicited Acquisition Proposal that was received from a Third Party and did not result from a breach of Section 6.04 constitutes, or would reasonably be expected to lead to, a Superior Proposal and (2) failure to engage in negotiations or discussions with such Third Party with respect thereto would be reasonably likely to be inconsistent with its fiduciary duties then the Company, directly or indirectly through its Subsidiaries or Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives, and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to a confidentiality agreement no less favorable in any material respect to the Company than the Confidentiality Agreement, except that such confidentiality agreement need not include a standstill provision or prohibit the submission of any Acquisition Proposals or amendments thereto (an “Acceptable Confidentiality Agreement”); provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party, such nonpublic information is provided or made available to Parent promptly (and in any event within 24 hours) thereafter; and

(ii)            subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to its receipt of a bona fide unsolicited written Acquisition Proposal which did not result from a breach of this Section 6.04 and that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a definitive agreement for a Superior Proposal, or (B) in response to an Intervening Event, make an Adverse Recommendation Change (solely pursuant to clause (A) thereof), if and only if, in each case, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties.

In addition, nothing contained herein shall prevent the Company or the Board of Directors (or any committee thereof) from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Board of Directors may recommend any Acquisition Proposal unless permitted by this Section 6.04, (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (C) contacting and engaging in discussions with any Person who has made an Acquisition Proposal that was not solicited, and did not otherwise result from a breach of, this Section 6.04 solely for the purpose of clarifying the terms of such offer or proposal or informing such Third Party of the restrictions imposed by this Section 6.04.

(c)            Required Notices. From and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company shall notify Parent in writing promptly (and in any event within 48 hours) after receipt by the Company of any Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, personnel, assets, books or records of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to make, or has made, an Acquisition Proposal and keep Parent reasonably informed, on a prompt basis, of the status and material terms and conditions (and amendments and modifications thereof) of any Acquisition Proposal, inquiry or request, including promptly (but in no event later than 48 hours after receipt) providing Parent copies of all material correspondence and written materials (including any such amendment or modifications) sent or provided to the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith.

(d)            Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 6.04(b)(ii) unless and until: (i) the Company shall have notified Parent, in writing and at least five Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and attaching a copy of any proposed agreements for the Superior Proposal or a reasonably detailed description of the Intervening Event, as applicable (such written notice, a “Notice of Superior Proposal”), (ii) Parent shall not have made, within five Business Days after receipt of such written notification (the “Notice Period”), an offer that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, obviates the need to effect the Adverse Recommendation Change, or is at least as favorable from a financial point of view to the Company’s stockholders, taking into consideration the identity of the counterparty, the expected timing and likelihood of consummation and such other factors determined by the Board of Directors to be relevant, in the case of any such Superior Proposal, as applicable, (iii) during the Notice Period, the Company and its Representatives shall have negotiated with Parent and its Representatives in good faith (to the extent Parent so desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law or such Acquisition Proposal would cease to constitute a Superior Proposal, as appropriate, and (iv) in determining whether to make such Adverse Recommendation Change in response to such Intervening Event or Superior Proposal or terminate this Agreement in connection with such Superior Proposal, as applicable, the Board of Directors shall have taken into account any changes to the terms of this Agreement timely proposed by Parent in response to any Notice of Superior Proposal during the Notice Period (as may be extended); provided, further, that any material revision to any Acquisition Proposal shall require a new written notice to be provided in accordance with clause (i) and the Company shall be required to comply again with the requirements of this Section 6.04(d); provided, further, that the new Notice Period shall be three (3) Business Days (but in no event shorter than the original five (5) Business Day Notice Period).

(e)            Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, the Company shall, and shall cause each of its Subsidiaries and shall direct their respective directors, officers and Representatives to cease immediately and cause to be terminated any and all existing activities, solicitations of discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal and the Company shall promptly (and in any event, within two (2) Business Days of the date hereof) request in writing that each Third Party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such third party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement.

(f)            Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Superior Proposal” means a bona fide written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) on terms that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors and considering all relevant legal, regulatory and financing aspects of such Acquisition Proposal, is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such Acquisition Proposal under the provisions of Section 6.04(d) taking into consideration (A) the identity of the counterparty, (B) the expected timing, conditionality and likelihood of consummation of the contemplated transaction(s), (C) any other legal, financial or regulatory aspects of such Acquisition Proposal and (D) any other factors determined by the Board of Directors to be relevant (including any changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal).

(ii)            “Intervening Event” means any material event, fact, circumstance, development or occurrence that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to the Board of Directors as of the date of this Agreement and does not relate to (x) an Acquisition Proposal or (y) any changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause of any of such changes may be considered and taken into account), and in any case, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval.

(g)            Any breach of this Section 6.04 by any director, officer or Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.05.     Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NYSE to enable the delisting of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06.     Cooperation in Respect of the Debt Financing. (a) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide (or in the case of clause (i) below, shall provide and shall cause their Affiliates to provide (without any “reasonable best efforts” or other qualifier)), and to cause its Subsidiaries and will use its reasonable best efforts to cause its and their Representatives to provide, to Parent, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary for financings of the type contemplated by the Debt Commitment Letter and reasonably requested by Parent in connection with the arrangement of the Debt Financing (and taking into account the timing of the Marketing Period), including using such reasonable best efforts to:

(i)            furnish Parent and its Debt Financing Sources (x) the applicable Required Information and (y) to the extent requested prior to the commencement of the Marketing Period, other customary pertinent financial information of the Company, reasonably requested by Parent to permit Parent to prepare the pro forma financial statements necessary for the Debt Financing and other customary pertinent historical, financial and operating information, in the case of this clause (y), to the extent such information may be obtained from the historical books and records of the Company and its Subsidiaries as Parent shall reasonably request of a type and form customarily included in marketing materials for a senior secured bank financing or an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act, as applicable, that would be necessary for independent accountants to provide “comfort” customary for high yield debt securities (including customary “negative assurance” comfort and, if available, change period comfort) and if requested, “management discussion and analysis” or information of the type required for the preparation of “management discussion and analysis” and subject to exceptions customary for such financings and, if the Marketing Period commences more than ten (10) calendar days after the end of the Company’s fiscal year or quarter for any period, but prior to the delivery of annual or quarterly financial statements for such period, as applicable, customary “flash” or “recent developments” revenue for such period (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis); provided that, notwithstanding anything in this Section 6.06 to the contrary, (x) the Company shall not be obligated to furnish any of the Excluded Information and (y) neither the Company nor any of its Subsidiaries will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (X) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (Y) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (Z) any financial information related to Company or any adjustments that are not directly related to the acquisition of the Company and its Subsidiaries;

(ii)            as promptly as reasonably practicable, inform Parent if the Company or its Subsidiaries shall have actual knowledge of any facts that would be reasonably likely to (x) require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or (y) result in any of the Required Information no longer being Compliant;

(iii)            upon reasonable advance notice, assist in preparation for and participate (and use reasonable best efforts to cause senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing at reasonable times (it being understood that any such meetings, presentations, road shows and/or sessions may be held virtually and not in person and shall be scheduled at mutually convenient times);

(iv)            assist Parent and the Debt Financing Sources with the preparation of customary rating agency presentations and prospectuses, private placement memoranda, information memoranda, offering memoranda and packages and lender and investor presentations customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company and its Subsidiaries;

(v)            (A) assist Parent in connection with the preparation, registration, execution and delivery (but in the case of registration, execution and delivery, solely to the extent any such registration, execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, and currency or interest hedging arrangements and (B) facilitate the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitate the pledging of collateral and granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Closing;

(vi)            provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors (in each case, only to the extent necessary for financing of the type contemplated by the Debt Commitment Letter); provided, however, that (A) all such materials (including the underlying materials to which such authorization covers) have been previously identified to, and provided to, the Company and the Company and its advisors shall have been given reasonably opportunity to review and comment thereon and (B) such authorization letters shall relate solely to information about the Company and not any information concerning the Parent and/or its Affiliates and its or their securities and/or businesses;

(vii)            facilitate and assist in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, guarantees, certificates (other than solvency certificates) and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(viii)           take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(ix)            promptly furnish (but in no event later than three (3) Business Days prior to the Closing Date) Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent or the Debt Financing Sources at least ten (10) days prior to the Closing and required pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. § 1010.230, to the extent requested in writing at least ten (10) days prior to the Closing Date, in each case to the extent required to satisfy the conditions set forth in Exhibit E to the Commitment Letter; and

(x)            cause the Company’s auditors to provide, consistent with customary practice consent to the use of their reports in any materials relating to the Debt Financing and to deliver customary comfort letters (including customary “negative assurance” with respect to any “change period” and with respect to the pro forma financial statements included in any such materials) to the Debt Financing Sources in connection with any offering of high yield debt securities as part of the Debt Financing, and to provide drafts thereof reasonably in advance of “pricing” and “closing” upon reasonable request of Buyer.

It is understood and agreed that no such requested cooperation shall be required if, in the Company’s reasonable judgment, such cooperation would interfere with the ongoing business or operations of the Company and any of its Subsidiaries. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability or obligation (including the imposition of any Lien on any of their respective assets), make any other payment or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing effective prior to the Closing. In addition, nothing in this Section 6.06(a) shall require any action that would (a) conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any laws, rules or regulations or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a material violation or breach of, or default under, or require a waiver or amendment of the terms of, any material contract to which the Company or any of its Subsidiaries is a party, (b) require providing access to or providing disclosure of information that could result in the loss of privilege (provided that in such instances the Company and its Subsidiaries shall inform Parent and its Debt Financing Sources of the general nature of the information being withheld and reasonably cooperate with Parent and its Debt Financing Sources to provide such information, in whole or in part, in the manner that would not result in the loss of such privilege) or, (c) subject any Person to any actual or potential personal liability, (d) subject the Company or any of its Subsidiaries to actual or potential liability, require it to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Commitment Letters, the definitive documents related to the Financing, the Financing or any information utilized in connection therewith prior to the Closing for which they are not expected to receive reimbursement or indemnity by or on behalf of Parent. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement, certificate or other document with respect to the Debt Financing contemplated by the Debt Commitment Letter (other than customary representation and authorization letters referred to in Section 6.06(a)(vi)) that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company or its Subsidiaries that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Debt Financing that would be effective prior to the Closing. Parent shall, at the Closing (or if the Closing does not occur on or before the End Date, promptly), upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented (A) attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Debt Financing) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Debt Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.06(a) and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.06, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.06, except (x) as a result of the bad faith, willful misconduct, gross negligence or material breach of this Agreement by the Company or any of its Subsidiaries or any of their respective Representatives or (y) to the extent arising from any material inaccuracy of any financial information furnished in writing by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives, including financing statements. Nothing contained in this Section 6.06 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Closing. Notwithstanding any other provision of this Agreement, nothing in this Section 6.06 (or elsewhere in this Agreement) shall require (or be deemed to require) the delivery of any Excluded Information.

(b)            The Company and its Subsidiaries consent to the use of their logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries; (ii) are used solely in connection with a description of the Company and its Subsidiaries, their business and products or the transactions contemplated by this Agreement; and (iii) are used in a manner consistent with the other terms and conditions that the Company and its Subsidiaries reasonably impose.

(c)            Parent acknowledges and agrees that, notwithstanding the Company’s obligations under Section 6.06(a), none of the obtaining of the Debt Financing or any permitted alternative financing, or the completion of any issuance of securities contemplated by the Debt Financing, is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any permitted alternative financing or the completion of any such issuance.

(d)            All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders during syndication and marketing of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

Article 7
Covenants of Parent

Parent agrees that:

Section 7.01.     Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.

Section 7.02.     Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)            For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Person’s having served in such capacity prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation.

(b)            For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)            From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)            Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to (and the Company shall not be permitted to) expend for such policies pursuant to this Section 7.02(d) an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.02(d) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)            If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(f)            The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03.     Employee Matters. (a) For a period beginning on the Closing Date until the twelve (12) month anniversary of the Closing Date (or until the termination of employment of the applicable Continuing Employee, if earlier) (the “Continuation Period”), Parent shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, provide to each Company Service Provider who is employed immediately prior to the Closing (including any Company Service Provider who is not actively working on the Closing Date as a result of an approved leave of absence) and who remains in the employ of Parent, the Company or any of their respective Subsidiaries immediately following the Closing (each such individual, a “Continuing Employee”) (i)  base compensation and annual cash bonus opportunity in each case that is no less favorable than the base compensation and annual cash bonus opportunity to which such Continuing Employee was entitled to immediately prior to the date hereof and (ii) employee benefits (other than defined benefit pension, nonqualified deferred compensation, one-time bonuses, or retiree or post-termination health or welfare benefits) that are substantially comparable in the aggregate to the employee benefits (subject to the same exclusions as above) provided to such Continuing Employee as of immediately prior to the Closing. In addition, for the Continuation Period, Parent shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, provide each Continuing Employee severance compensation that is no less favorable than the greater of (x) the severance compensation that would have been provided to such Continuing Employee under the Company’s severance policies as set forth in Section 7.03(a) of the Company Disclosure Schedule in effect immediately prior to the date hereof and (y) the severance benefits maintained for similarly situated employees of Parent at the time of such Continuing Employee’s termination of employment.

(b)            Parent shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, cause any employee benefit plans established, maintained or contributed to by Parent or any of its Affiliates that cover any of the Continuing Employees following the Closing (collectively, the “Parent Plans”) to (i) recognize the pre-Closing service of participating Continuing Employees with the Company for purposes of vesting (other than with respect to compensatory incentive awards), eligibility to participate, and level of paid time off and severance benefits (but not including for purposes of accrual of benefits under any defined benefit plan or equity or equity-based compensation plan) to the same extent and for the same purpose as such service was recognized by the Company and its Subsidiaries immediately prior to the Effective Time under the corresponding Company Plan, provided that no such credit shall be provided to the extent such service credit would result in a duplication of benefits or compensation for the same period. In addition, Parent shall use commercially reasonable efforts to cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to (i) waive any pre-existing condition limitations or exclusions, actively-at-work requirements and waiting periods for participating Continuing Employees under any Parent Plan to the extent waived or satisfied by such Continuing Employee under the corresponding Company Plan as of the Effective Time, and (ii) provide credit to each participating Continuing Employee under the applicable Parent Plan for eligible amounts paid by the Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Plan during the same period for purposes of applying deductibles, co-payments, offsets and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Plan to the same extent and for the same purpose as credited under such Company Plan.

(c)            If the Closing occurs before the date annual bonuses for fiscal year 2021 are paid under any Company Plan that is an annual cash incentive compensation plan or arrangement and is listed on Section 7.03(c)of the Company Disclosure Schedule (each, a “2021 Bonus Plan”), Parent shall cause its Affiliates (including the Surviving Corporation and any of its respective Subsidiaries) to (i) pay to each Continuing Employee a prorated bonus in an amount that is no less than the bonus amount accrued by the Company under the applicable 2021 Bonus Plan with respect to such Continuing Employee for the period through the Closing Date (the “Accrued Bonuses”) and (ii) (A) continue to operate each such 2021 Bonus Plan in good faith and in the ordinary course of business substantially consistent in all material respects with the Company’s or its applicable Subsidiary’s past practice, (B) after consulting with the Company’s Chief Executive Officer (as of immediately prior to the Closing Date) or her delegee, determine the amounts to be paid under the 2021 Bonus Plan for the period beginning on the Closing Date and ending on the last day of the applicable performance period (together with the Accrued Bonuses, the “Earned Bonuses”) reasonably, in good faith and in a manner that is consistent in all material respects with the terms of the applicable 2021 Bonus Plan and the Company’s or its applicable Subsidiary’s past practice, including with respect to maintaining accruals, and (C) pay Earned Bonuses in the ordinary course of business consistent in all material respects with the Company’s or its applicable Subsidiary’s past practice and at substantially the same time as annual bonuses have historically been paid by the Company or its applicable Subsidiaries (but in no event later than March 15, 2022) to each Continuing Employee participating in a 2021 Bonus Plan, in accordance with the terms of such 2021 Bonus Plan.

(d)            Parent shall cause the Surviving Corporation and its Subsidiaries to continue to credit under any applicable Parent Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing.

(e)            Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider or any other individual associated therewith or any other Person shall be regarded for any purpose as a third-party beneficiary of this Section 7.03. Nothing herein, express or implied, (i) shall be deemed to establish, amend or modify any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates, and (ii) shall limit the ability of Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation) to amend, modify or terminate any particular benefit plan, program, agreement, or arrangement, or (iii) is intended to confer upon any Person any right to employment, continued employment, or any particular benefit or other term or condition of employment with Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation).

Section 7.04.          Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.05.          Parent’s Obligations in Respect of the Financing. (a) Parent shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate and obtain the Debt Financing on terms and conditions (including the “market flex” provisions) not materially less favorable than those set forth in the Debt Commitment Letter, including using reasonable best efforts to (i) maintain in effect and comply in all material respects with the Debt Commitment Letter, including the payment of related fees and expenses in connection therewith as and when due and payable, until the transactions contemplated by this Agreement are consummated, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the “market flex” provisions) set forth in the Debt Commitment Letter or on other terms not materially less favorable to Parent than the terms and conditions (including the “market flex” provisions) contained in the Debt Commitment Letter, (iii) upon satisfaction of the conditions contained in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing), satisfy (and cause its Affiliates to satisfy) (or obtain waiver of) on a timely basis all conditions to funding in the Debt Commitment Letter and the definitive agreements related thereto (or, if necessary or deemed advisable by Parent, seek the waiver of conditions contained therein or such definitive agreements related thereto) and (iv) subject to the terms and upon satisfaction of the conditions set forth in the Debt Commitment Letter and Section 9.01 and Section 9.02, consummate the Debt Financing at or prior to the Closing Date, including using its (and causing its Affiliates to use) reasonable best efforts to cause the lenders and the other Persons committing to fund the Debt Financing to fund the Debt Financing at the Closing (including by enforcing its rights under the Debt Commitment Letter). Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required under this Agreement that is a breach of, or would result in termination of, the Debt Commitment Letter. Parent shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter or the definitive agreements relating to the Debt Financing, other than as contemplated by the Debt Commitment Letter as of the date hereof, if such termination, amendment, supplement, modification or waiver (A) reduces the aggregate amount of any portion of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount except by operation of the “market flex” provisions) from that contemplated by the Debt Commitment Letter (unless an equal amount from alternative financing sources or equity financing is then made available) delivered as of the date hereof (other than in accordance with its terms) to fund the amounts required to be paid by Parent under this Agreement below the Required Amounts, (B) imposes new or additional conditions precedent to the availability of the Debt Financing or otherwise expands, amends or modifies in any manner materially adverse to the interests of the Company any of the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter in a manner that would reasonably be expected to (I) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur when required pursuant to the terms hereof or (II) impact the ability of Parent, Merger Sub or the Company, as applicable to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing, (C) adversely change the timing of the funding of the Debt Financing thereunder, (D) be reasonably expected to impair, delay or prevent the availability of all or a portion of the Debt Financing below the Required Amount or the consummation of the transactions contemplated by this Agreement, or (E) otherwise adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Debt Financing less likely to occur. Subject to the limitations set out in this clause (a), Parent may amend, supplement, modify or replace the Debt Commitment Letter as in effect at the date of this Agreement to add or replace lenders, lead arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letter.

62

(b)            Parent and Merger Sub shall give the Company prompt notice (i) of any termination, cancellation or repudiation by any party to any of the Debt Commitment Letter or definitive documents related to the Financing of which Parent becomes aware, (ii) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to (x) any actual or potential default, termination, cancellation or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing of any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (y) any (1) breach of Parent’s or Merger Sub’s obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing or (2) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing, (iii) of the receipt of any written notice or other written communication on the basis of which Parent or Merger Sub expects that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing and (iv) of any breach or default by any party to any of the Debt Commitment Letters, or any definitive agreements related to the Debt Financing or any provisions of the Debt Commitment Letter. Promptly after the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

63

(c)            If funds in the amounts, together with cash on hand at Parent necessary to fund the Required Amount and on the terms and conditions (including any applicable “market flex” provisions) contemplated by in the Debt Commitment Letter become (or are reasonably expected to become) unavailable, and such funds are necessary to pay the Required Amount, Parent shall promptly notify the Company and Parent shall use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources in an amount (together with all other sources of cash that will be available to the Parent on the Closing Date) sufficient to pay the Required Amount with conditions not materially less favorable to Parent (or its Affiliates) than the conditions set forth in the Debt Commitment Letter; provided that Parent shall not be required to (x) seek equity financing from any source, (y) pay any fees or any interest rates applicable to the Debt Financing materially in excess of those contemplated by the Debt Commitment Letter (including the “market flex” provisions), or agree to any “market flex” term less favorable to Parent or Company than such corresponding “market flex” term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise) or (z) agree to economic terms that are materially less favorable than those contemplated by the Debt Commitment Letter as in effect on the date hereof. Upon the Company’s request, Parent shall deliver to the Company true and complete copies of any commitment letter pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Section 7.05, (x) references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 7.05 and (y) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 7.05.

Section 7.06.          Transfer Taxes. Parent shall timely and duly pay all sales, use, transfer, gains, real property transfer, and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger; provided, that, for the avoidance of doubt, that any Taxes imposed on income, profits, gains, or other similar items as a result of the transactions contemplated by this Agreement shall be for the account of the applicable Company stockholder or holder of Company Options, Company PSAs, Company RSAs, or any other interest in the Company.

Article 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.          Regulatory Undertakings; Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), all actions (including instituting or defending any action, suit or proceeding), and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required or advisable to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event prior to the End Date).

64

(b)            In furtherance and not in limitation of the foregoing, each of Parent or its applicable Affiliate and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act) and the filings required pursuant to applicable Competition Laws or Foreign Investment Laws as promptly as practicable after the date hereof, and furnish to the other party or its outside counsel as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required or advisable for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (i) make an appropriate response as promptly as reasonably practicable to any inquiries received from any Governmental Authority for additional information or documentary material that may be requested or required pursuant to the HSR Act or the equivalent period pursuant to any other applicable Competition Laws or Foreign Investment Law and shall promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any equivalent period pursuant to the Competition Laws or Foreign Investment Laws in the jurisdictions identified in Section 4.03(a) of the Company Disclosure Schedule as promptly as practicable, and (ii) not extend any waiting period under the HSR Act or equivalent period under any other Competition Law or Foreign Investment Laws or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Notwithstanding the foregoing, (I) each of Parent and the Company may designate any non-public information provided to any Governmental Entity as restricted to “outside counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the non-public information, and (II) materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

65

(c)            If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other Competition Law set forth on Section 9.01(c) of the Company Disclosure Schedule, or if any action, suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of the HSR Act or any other Competition Law set forth on Section 9.01(c) of the Company Disclosure Schedule, Parent shall use its reasonable best efforts to promptly resolve such objections. In furtherance of the foregoing, Parent shall, and shall cause its Subsidiaries to, (i) take all actions, including (A) agreeing to hold separate or to divest any of the businesses or properties or assets of Parent, the Company or any of their respective Subsidiaries, (B) terminating any existing relationships and contractual rights and obligations, (C) terminating any venture or other arrangement, (D) effectuating any other change or restructuring of Parent, the Company or any of their respective Subsidiaries and (E) opposing, fully and vigorously, (1) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby and (2) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company, by consenting to such action), as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any other Competition Law set forth on Section 9.01(c) of the Company Disclosure Schedule or (y) by any domestic or foreign court or other tribunal, in any action, suit or proceeding challenging such transactions as violative of the HSR Act or any other Competition Law set forth on Section 9.01(c) of the Company Disclosure Schedule, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement and (ii) not enter into any written agreement to acquire another business or assets if such action would reasonably be expected to prevent or materially delay the Merger and the other transactions contemplated hereby. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon consummation of the Merger and the other transactions contemplated hereby.

Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to Applicable Law, permit the other parties or their outside counsel to review in advance any proposed material written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties or their outside counsel with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any Competition Laws or Foreign Investment Laws in connection with this Agreement; provided that such material may be designated as restricted to “outside counsel” or redacted as described in Section 8.01(b). Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and lead all communications and strategy for (1) preparing and filing with any Governmental Authority or other Third Party any documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (2) obtaining and maintaining any approvals, consents, registrations, permits, authorizations and other confirmations required or advisable to be obtained from any Governmental Authority, or (3) defending any action, suit or proceeding challenging any of the transactions contemplated by this Agreement with respect to the HSR Act and any other Applicable Law (including Competition Law).

66

Section 8.02.          Certain Filings. As promptly as reasonably practicable after the date of this Agreement and with respect to clause (a) below, no later than 30 days following the date of this Agreement, the Company shall (a) prepare and file the Proxy Statement with the SEC in preliminary form as required by the 1934 Act and (b) in consultation with Parent, set a preliminary record date for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the 1934 Act in connection therewith. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, shall give reasonable and good-faith consideration to any comments thereon made by Parent and its counsel, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest reasonably practicable date. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or NYSE in connection with the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of the Company and Parent.

67

Section 8.03.          Public Announcements. Except in connection with the matters contemplated by Section 6.04, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally) and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in and as materially consistent with, the press release or public statement with respect to which the other party had been consulted.

Section 8.04.          Merger Without Meeting of Stockholders. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

Section 8.05.          Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares of Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

68

Section 8.06.          Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following, if such party has Knowledge thereof: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good faith failure to comply with this Section 8.06 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.07.          Litigation and Proceedings. The Company shall control the defense or settlement of any Proceeding (other than a Proceeding in connection with, or arising out of or otherwise related to a demand for dissenters’ rights under Applicable Law which shall be governed by Section 2.04) against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”); provided that the Company shall (a) give Parent prompt written notice of any Transaction Litigation, including by providing copies of all pleadings with respect thereto, (b) give Parent reasonable opportunity to participate, at Parent’s expense, in the defense, settlement or prosecution of any Transaction Litigation, and (c) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and provided, further, that the Company agrees that it shall not settle, or offer to settle, any Transaction Litigation without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.08.          No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 8.09.          Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 8.10.          Tender Offer. At any time after the date hereof and prior to the Company Stockholder Approval, upon written request by Parent and subject to the consent of the Company (which may be withheld in the Company’s sole discretion), the Parties agree to cooperate and work in good faith to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding shares of Company Common Stock for the same value as the Merger Consideration (including effecting the Merger pursuant to Section 251(h) of the Delaware Law) and to make such reasonable and customary amendments to this Agreement as the Parties mutually agree are necessary to reflect such structure; provided that (i) such tender offer structure shall not delay the Closing and (ii) the inability to make or complete such a tender offer shall not relieve the obligations of Parent or Merger Sub to consummate the Merger as required under this Agreement.

69

Article 9
Conditions to the Merger

Section 9.01.          Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

(a)            the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)            no Applicable Law or order issued by any court of competent jurisdiction or other legal restraint prohibiting, rendering illegal or enjoining the consummation of the Merger whether on a preliminary or permanent basis will be in effect; and

(c)            any applicable waiting period under the HSR Act and any extensions thereof shall have expired or been terminated and any other approvals, clearances, non-interventions or expirations of waiting periods under the Competition Laws and Foreign Investment Laws set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been obtained or deemed obtained as a result of the expiry of applicable waiting periods.

Section 9.02.          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a)            the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)            the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.05(b), Section 4.05(c) and Section 4.22 (disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time),

(c)            the representations and warranties of the Company contained in Section 4.05(a) (disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except where failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $2,500,000;

70

(d)            Other than representations and warranties of the Company listed in Section 9.02(b) and Section 9.02(c), the representations and warranties of the Company contained in this Agreement (disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)            Since the date hereof, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(f)            Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in the preceding clauses (a), (b), (e), (d), and (e) have been satisfied.

Section 9.03.          Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

(a)            each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)            the representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (b) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)            the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in the preceding clauses (a) and (b) have been satisfied.

Section 9.04.          Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any of the conditions set forth in Article 9 to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

71

Article 10
Termination

Section 10.01.          Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)            by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)            the Merger has not been consummated on or before June 21, 2022 (the “End Date”); provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach (including, in the case of Parent, a breach by Merger Subsidiary) of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article 9 prior to the End Date;

(ii)            there shall be any permanent injunction or other order issued by a court of competent jurisdiction preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach (including, in the case of Parent, a breach by Merger Subsidiary) of any provision of this Agreement is the primary cause of, or primarily resulted in such permanent injunction or other order; or

(iii)            at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c)            by Parent, if:

(i)            prior to receipt of the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, the Company shall not have cured such breach within 30 calendar days after receipt of written notice thereof from the Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii); provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor Merger Sub shall be in material breach of its or their obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be capable of being satisfied; or

72

(d)            by the Company, if:

(i)            prior to the receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written agreement concerning a Superior Proposal, subject to compliance with Section 6.04, provided that concurrently with such termination, the Company pays to Parent (or its designee) the Termination Fee payable pursuant to Section 11.04 and enters into the Alternative Acquisition Agreement with respect to such Superior Proposal;

(ii)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, Parent or Merger Sub shall not have cured such breach within 30 calendar days after receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii) Section 10.01(d)(ii); provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.02 not to be capable of being satisfied; or

(iii)            (A) all the conditions set forth in Section 9.01 and Section 9.02 have been and continue to be satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to or results primarily from a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur by Section 2.01, (C) the Company has notified Parent in writing that all of the conditions set forth in Article 9 have been satisfied or, with respect to the conditions set forth in Section 9.03, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time, (D) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(iii) and (E) the Merger shall not have been consummated by the end of such three (3) Business Day period.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties.

73

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, subject to Section 11.04(b); provided that, subject to Section 11.04(d), if such termination shall result from the Willful Breach by any party, such party shall be liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure. The provisions of this Section 10.02, Section 6.03(b), Section 7.02 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

Article 11
Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Unifrax Holdings Co. or Unifrax I LLC
600 Riverwalk Parkway, Suite 120
Tonawanda, NY 14150
Attention: John Dandolph
E-mail: jdandolph@unifrax.com

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067

Attention:	Luke Guerra, P.C.
David M. Klein, P.C.
Aisha P. Lavinier
E-mail:	luke.guerra@kirkland.com
dklein@kirkland.com
aisha.lavinier@kirkland.com

if to the Company, to:

Lydall, Inc.

One Colonial Road

Manchester, CT 06042

Attention: Chad A. McDaniel

Email: CMcDaniel@Lydall.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	William Aaronson
Daniel Brass
E-mail:	william.aaronson@davispolk.com
daniel.brass@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. No Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this Article 11.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that in no event shall the condition set forth in Section 9.01(a) be waivable by any party; provided, further, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained. Notwithstanding anything to the contrary contained herein, Section 10.02 (Effect of Termination), this Section 11.03 (Amendments and Waivers), clauses (e) and (f) of Section 11.04 (Expenses; Termination Fee; Reverse Termination Fee; Debt Financing Sources), Section 11.06 (Binding Effect; Benefit; Assignment), Section 11.07 (Governing Law), Section 11.08 (Jurisdiction), Section 11.09 (Waiver of Jury Trial) and Section 11.13 (Specific Performance) (and any provision of this Agreement to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) may not be amended or waived in a manner that is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses; Termination Fee; Reverse Termination Fee; Debt Financing Sources. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)            Termination Fee. (i) If this Agreement is terminated (A) by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or (B) by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds $31,500,000 (in each case, such fee, the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination (or, if later, after Parent’s written request thereof). If the Company fails to pay the Termination Fee pursuant to this Section 11.04(b) on or prior to the date such amount is due hereunder, the Company shall pay, or cause to be paid, to Parent, interest on such amount at any annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amount was originally due hereunder (“Interest”) which shall accrue from such date through the date that such payment is actually delivered to Parent, and if, in order to obtain payment of the Termination Fee, Parent or its Affiliates commence an action or proceeding that results in a final judgment against the Company for the payment of the Termination Fee pursuant to this Section 11.04(b), the Company shall pay, or cause to be paid, to Parent, the costs and expenses (including reasonable attorneys’ fees and expenses actually incurred by Parent in connection with such action or proceeding) in an amount not to exceed $5,000,000 in the aggregate (collectively, the “Collection Costs”).

(ii)            If, prior to receipt of the Company Stockholder Approval, (A) this Agreement is terminated pursuant to Section 10.01(b)(iii) (Company No Vote) or Section 10.01(c)(ii) (Company Breach), (B) after the date of this Agreement and prior to date of the Company Stockholder Meeting, an Acquisition Proposal shall have become public and (C) within 12 months after the date of such termination, an Acquisition Proposal shall have been consummated or the Company or its Subsidiaries has entered into a definitive agreement with respect to an Acquisition Proposal (provided that for purposes of this Section 11.04(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay or cause to be paid to Parent in immediately available funds, concurrently with the earlier of the execution of a definitive agreement and the consummation of such Acquisition Proposal, the Termination Fee together with applicable Interest and Collection Costs.

(c)            Reverse Termination Fee. If this Agreement is terminated by (i) the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) or (ii) the Company or Parent pursuant to Section 10.01(b)(i) and, at the time of such termination, the Company would have been entitled to terminate the Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), then Parent shall or Unifrax, in the case of termination by (A) Parent, simultaneously with such termination or (B) the Company, no later than five (5) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of the Company, the Reverse Termination Fee (it being understood that in no event shall Parent and/or Unifrax be required to pay the Reverse Termination Fee on more than one occasion). If Parent and Unifrax fail to pay the Reverse Termination Fee pursuant to this Section 11.04(c) on or prior to the date such amount is due hereunder, Parent or Unifrax shall pay, or cause to be paid to the Company, Interest on such Reverse Termination Fee which shall accrue from such date through the date that such payment is actually delivered to the Company or its designee, and if, in order to obtain payment of the Reverse Termination Fee, the Company commences an action or proceeding that results in a final judgment against Parent or Unifrax for the payment of the Reverse Termination Fee pursuant to this Section 11.04(c), Parent or Unifrax shall pay, or cause to be paid, to the Company, its Collection Costs actually incurred in an amount not to exceed $5,000,000 in the aggregate.

(d)            Notwithstanding anything herein to the contrary, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee together with the applicable Interest and Collection Costs is payable by the Company pursuant to this Section, if such amounts are paid in full, the receipt by Parent of the Termination Fee together with applicable Interest and Collection Costs shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby, and the Parent Related Parties shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (the “Company Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (other than a Willful Breach by the Company). Each party acknowledges and agrees that in no event shall the Company be required to pay the Termination Fee on more than one occasion or if the Company actually pays any liabilities or damages in respect of a Willful Breach pursuant to Section 10.02. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

(e)            Notwithstanding anything herein to the contrary, the Company agrees that, upon any termination of this Agreement under circumstances where the Reverse Termination Fee is payable by Parent pursuant to this Section, if such Reverse Termination Fee together with applicable Interest and Collection Costs is paid in full, the receipt by the Company (or its designee) of the Reverse Termination Fee together with applicable Interest and Collection Costs shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company Related Parties in connection with this Agreement or the transactions contemplated hereby, and the Company Related Parties shall be precluded from any other remedy against Parent, Merger Sub or their respective Affiliates, at law or in equity or otherwise, and no Company Related Party shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Sub, any Debt Financing Source or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (the “Parent Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (other than a Willful Breach by Parent or Merger Sub). Notwithstanding anything to the contrary herein, each party acknowledges and agrees that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion or if Parent actually pays any liabilities or damages in respect of a Willful Breach pursuant to Section 10.02. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Nothing in this Section 11.04(e) shall limit the right of the Company to bring or maintain any action for injunction, specific performance or other equitable relief to the extent, and solely to the extent, provided in Section 11.13.

(f)            Debt Financing Sources. Notwithstanding any provision of this Agreement, each Company Related Party agrees that none of the Debt Financing Sources shall have any liability or obligation to any Company Related Party (other than Parent and its Affiliates) relating to this Agreement or any of the transactions contemplated by this Agreement (including the Debt Financing) (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Debt Financing Sources pursuant to the documentation related to the Debt Financing, including the Debt Commitment Letter.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 11.06. Binding Effect; Benefit; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.01, Section 10.02 or Section 11.04(d) and (ii) for the right of the Company, on behalf of its stockholders, to pursue damages (which the parties acknowledge and agree shall include damages based on the benefit of the bargain lost by the Company’s stockholders, which shall be deemed in such event to be damages of the Company) and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, and other than the right of any holders of shares of Company Common Stock, Company Options, Company RSAs and Company PSAs to receive the Merger Consideration in respect thereof. Notwithstanding the foregoing, the Debt Financing Sources are intended third party beneficiaries of Section 10.02 (Effect of Termination), Section 11.03 (Amendments and Waivers), clause (f) of Section 11.04 (Expenses; Termination Fee; Reverse Termination Fee; Debt Financing Sources), this Section 11.06 (Binding Effect; Benefit; Assignment), Section 11.07 (Governing Law), Section 11.08 (Jurisdiction), Section 11.09 (Waiver of Jury Trial) and Section 11.13 (Specific Performance).

(b)            No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment, delegation or other transfer without such consent shall be void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES HERETO AGREE THAT ANY CLAIM, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ASSERTED AGAINST ANY DEBT FINANCING SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION).

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. NOTWITHSTANDING THE FOREGOING, EACH PARTY HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT, OR PERMIT ANY OF ITS AFFILIATES TO BRING OR SUPPORT, ANY ACTION, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER IN LAW OR EQUITY AND WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE THAT ARISES OUT OF, OR IS RELATED TO, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN THE STATE OR FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE COUNTY OF NEW YORK, AND ANY APPELLATE COURT THEREOF OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY RELATED AGREEMENTS (INCLUDING BUT NOT LIMITED TO ANY LITIGATION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE, ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER) OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund a portion of the Required Amount (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (other than those conditions (x) that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions and (y) the failure of which to be satisfied is caused by or primarily results from a breach by Parent or Merger Sub of this Agreement) and the Closing is required to occur pursuant to Section 2.01(b), (ii) the Debt Financing has been funded in full in accordance with the terms and conditions thereof or will be funded in full at the Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded and (iii) the Company has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.02, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Article 10 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

LYDALL, INC.

By:	/s/ Chad A. McDaniel
	Name:	Chad A. McDaniel
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer

[Signature page to Merger Agreement]

UNIFRAX HOLDING CO.

By:	/s/ John C. Dandolph IV
	Name:	John C. Dandolph IV
	Title:	President

OUTBACK MERGER SUB, INC.

By:	/s/ John C. Dandolph IV
	Name:	John C. Dandolph IV
	Title:	President & Chief Executive Officer
UNIFRAX I LLC, solely for purposes of its obligations pursuant to Section 11.04(c)

By:	/s/ John C. Dandolph IV
	Name:	John C. Dandolph IV
	Title:	President & Chief Executive Officer

[Signature page to Merger Agreement]